Exhibit 99.1

For immediate release

CVBT Announces Positive Pre-clinical Animal Study Results in Peripheral Vascular Diseases, or “PVD”

PVD Affects 8 to 12 million Americans

Henderson, NV, June 9, 2005 - CardioVascular BioTherapeutics, Inc. (OTCBB:CVBT) announced today that its pre-clinical animal study has shown positive results for its drug candidate Cardio Vascu-Grow™ in treating Peripheral Vascular Disease, or “PVD.”

PVD is a disease in which the arteries of the leg become blocked, leading, in many cases, to intense pain and suffering for these patients. The Company’s drug candidate Cardio Vascu-GrowTM has proven to be a potent stimulator for growing new blood vessels in affected areas of the legs of rabbits, thereby providing blood perfusion to the leg. In its most severe form, PVD can lead to extensive tissue loss and gangrene, which, for many patients, results in amputation of the limb. Though there are many therapies being developed to treat PVD, there are an increasing number of limb amputations in such patients, many of whom suffer from diabetes. According to the American Heart Association’s 2005 report, there are 8 to 12 million Americans suffering from this malady.

Dr. Thomas Stegmann M.D., a professor, cardiovascular surgeon and Chief Clinical Officer for CVBT stated, “I have seen many of these patients on the operating table, where there was nothing we could do surgically to restore blood flow in their legs, leaving amputation as the only option. The preclinical results are promising and we will continue to investigate the use of Cardio Vascu-Grow™ for the treatment of Peripheral Vascular Disease.” Dr. Stegmann added, “I believe if Cardio Vascu-Grow™ is shown to be safe and effective for the treatment of this disease, it would dramatically lower the cost of the patient’s medical care, as compared to the cost of providing medical care to a diabetic patient whose leg has been amputated.”

Mr. Daniel C. Montano, President of CVBT, said, “Many medical doctors have been pushing us to advance this revolutionary treatment of PVD, particularly for helping their diabetic patients. We are continuing to investigate the use of our protein drug candidate in this muscle tissue group as rapidly as we can.”

“We recently announced that Cardio Vascu-Grow™ yielded positive results in pre-clinical animal studies for minimizing the Stroke-Affected Area in the Brain, and that Cardio Vascu-Grow™ has likewise shown positive results in accelerating the closing of Diabetic Wounds in pre-clinical animal studies,” Mr. Montano further remarked. “It is exciting to report that Cardio Vascu-Grow™ has shown promising results in treating Peripheral Vascular Disease in animal studies compared to control groups. CardioVascular BioTherapeutics, Inc. is committed to conducting additional clinical trials to establish the positive affect of our drug candidate aimed at improving the quality of life for those suffering from Heart Disease, Stroke, Diabetic Wounds, Peripheral Vascular Disease and pledges to continue exploration for additional applications of Cardio Vascu-Grow™.”

Persons wishing further information on the pre-clinical PVD studies should request a copy at the website www.CVBT.com.

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CardioVascular BioTherapeutics, Inc. (stock symbol: CVBT) is a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular diseases where the growth of new blood vessels can improve the outcome for patients with these diseases. Its drug candidate, Cardio Vascu-GrowTM, is designed to facilitate the growth of new blood vessels in the heart and other tissues with an impaired vascular system.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of Cardio Vascu-Grow™, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the Company’s most recent documents filed with the Securities and Exchange Commission.

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Cardio Vascu-GrowTM is a trademark of CardioVascular BioTherapeutics, Inc.

Investor Relations Contact:

CardioVascular BioTherapeutics, Inc.

investorrelations@cvbt.com

or

Investor Awareness, Inc.

Tony Schor

847-945-2222

www.investorawareness.com